  Exhibit 4(a). Form of Policy for the ULTRA-REWARDS variable annuity Policy.

United of Omaha
Life Insurance
Company
a stock company


ANNUITY POLICY
--------------------------------------------------------------------------------

United of Omaha Life Insurance Company will pay you, if living, the annuity payments of this policy beginning on the Annuity Starting Date. If you die before the Annuity Starting Date and while this policy is in force, we will pay the death benefit according to the policy provisions.



                          READ YOUR POLICY CAREFULLY.
              It includes the provisions on the following pages.

             THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND
                    UNITED OF OMAHA LIFE INSURANCE COMPANY.

Right to Return This Policy.  If you are not satisfied with your policy, return
----------------------------
it to us or our agent within 10 days after you receive it. Return of this policy by mail is effective upon being postmarked, properly addressed and postage pre-paid. The returned policy will be treated as if we had never issued it. We will promptly refund the Accumulation Value, which may be more or less than the Purchase Payments, in states where permitted. Otherwise, we will refund the Purchase Payments. We reserve the right to allocate payments to the money market fund until the expiration of 15 days from the date the policy is mailed from our home office.

This is a flexible payment variable deferred annuity policy.  The policy's
                                                              ------------
Accumulation Value is based on the investment experience of the Investment
--------------------------------------------------------------------------
Options you select, and may increase or decrease daily.  Any dollar amounts
---------------------------------------------------------------------------
allocated to the Subaccounts are not guaranteed.  No dividends are payable.
------------------------------------------------

Upon written request, we will, within a reasonable time, send you additional factual information about the benefits and provisions of the policy you have purchased.

For inquiries regarding coverage or customer service, please call 800-238-9354.



                                                             /s/ John A Sturgeon

                                                                 John A Sturgeon

                                                                       President



[LOGO OF UNITED OF OMAHA]                                       M. Jane Hurerter

                                                            /s/ M. Jane Hurerter
Home Office: Mutual of Omaha Plaza
Omaha, Nebraska 68175                                        Corporate Secretary

Form 6758L-0401

                                  POLICY DATA


Policy Number:                          1234567

Policy Owner:                           John J. Doe

Annuitant:                              John J. Doe

Date of Issue:                          February 1, 2000

Annuity Starting Date:                  February 1, 2030

Initial Purchase Payment:               $10,000

Subsequent Minimum Purchase Payment:    $500

Separate Account:                       United of Omaha Separate Account C


                                POLICY CHARGES

Policy Fee:                              $40.00 each policy year

Mortality and Expense Risk Charge:       Equal, on an annual basis, to 1.25% of
                                         the policy's investment in the
                                         Subaccounts

Administrative Expense Charge:

  Accumulation Value is less than        Equal, on an annual basis, to 0.15% of
  $100,000 on the last day of the        the policy's investment in the
  prior calendar quarter                 Subaccounts

  Accumulation Value is equal to or      No administrative expense charge is
  greater than $100,000 on the last      incurred
  day of the prior calendar quarter

Transfer Charge:                         After the 12 free transfers in each
                                         policy year, $20.00 per transfer

{Enhanced Death Benefit Rider:           Equal, on an annual basis, to 0.30% of
                                         the policy's investment in the
                                         Subaccounts}

{Enhanced Credit Rider:                  For the first eight policy years equal,
                                         on an annual basis, to 0.50% of the
                                         policy's investment in the Subaccounts
                                         and Fixed Accounts}


                                  Data Pages

                              WITHDRAWAL CHARGES

The withdrawal charge applied to a partial withdrawal or cash surrender will be the applicable withdrawal charge percentage listed below, subject to a maximum of 9% of the sum of all Purchase Payments made.

The withdrawal charge percentages for the first eight policy years* are as follows:

                                                Percentage of
                       Policy Year            Amount Withdrawn
                             1                       8%
                             2                       8%
                             3                       8%
                             4                       7%
                             5                       7%
                             6                       6%
                             7                       6%
                             8                       5%



*The withdrawal charges for all policy years following the eighth policy year will be 5%.


Withdrawal charges and any Interest adjustment will no longer apply as of the first policy anniversary following the annuitant's 90/th/ birthday. The withdrawal charges do not apply during any Renewal Period. Renewal Periods are the 30-day periods that occur at the end of the eighth policy year and at the end of every fifth policy year after that.


                                  Data Pages

TABLE OF CONTENTS                                                    PAGE
DEFINITIONS.....................................................         1

GENERAL PROVISIONS..............................................         2

  Consideration.................................................         2
  The Entire Contract...........................................         2
  Delay of Payments.............................................         2
  Incontestability..............................................         2
  Misstatement of Age or Sex....................................         3
  Nonparticipating..............................................         3
  Periodic Reports..............................................         3
  Computations..................................................         3
  Policy Dates..................................................         3
  Taxes.........................................................         3
  Termination...................................................         3

OWNER, ANNUITANT AND BENEFICIARY................................         4

  Owner.........................................................         4
  Assignment....................................................         4
  Death of Owner................................................         4
  Annuitant.....................................................         4
  Death of Annuitant............................................         4
  Beneficiary...................................................         5
  Beneficiary Change............................................         5

PURCHASE PAYMENTS...............................................         5

  Purchase Payments.............................................         5
  Allocation of Purchase Payments...............................         5

THE SEPARATE ACCOUNT............................................         5

  General Description...........................................         5
  Investment Allocations to the Separate Account................         5
  Valuation of Assets...........................................         6
  Transfers Between Subaccounts.................................         6

THE FIXED ACCOUNTS..............................................         6

  General Description...........................................         6
  1-Year Fixed Account..........................................         6
  8-Year Fixed Account..........................................         6
  5-Year Fixed Account..........................................         7
  Transfers From the Fixed Accounts.............................         7

ALLOCATION AND TRANSFER OPTIONS.................................         7

  Asset Allocation Program......................................         7
  Dollar Cost Averaging Program.................................         8
  Systematic Transfer Enrollment Program........................         8

VALUES..........................................................         9

  Accumulation Value of the Policy..............................         9
  Subaccount Accumulation Unit..................................         9
  The Value of the Subaccounts..................................         9
  The Value of the Fixed Accounts...............................         9
  Systematic Transfer Account...................................        10
  Standard Credit Provision.....................................        10
  Death Benefit.................................................        10

                                    Page i

CHARGES...........................................................      11

  Policy Charges..................................................      11
  Withdrawal Charges..............................................      11
  Interest Adjustment.............................................      11

PARTIAL WITHDRAWALS AND CASH SURRENDER............................      12

  General Description.............................................      12
  Partial Withdrawals.............................................      12
  10% Withdrawal Amount...........................................      12
  Waiver of Withdrawal Charges....................................      13
  Systematic Withdrawal Program...................................      13
  Cash Surrender..................................................      13

Payment of Policy Proceeds........................................      14

  General Conditions..............................................      14
  Payout Options..................................................      14

                                    Page ii

                                  DEFINITIONS

Accumulation Unit means an accounting unit of measure used to calculate the value of the Separate Account prior to the Annuity Starting Date.

Accumulation Value means the dollar value as of any Valuation Date of all amounts accumulated under this policy prior to the Annuity Starting Date.

Age means age last birthday.

Annuity Purchase Value means an amount equal to the Accumulation Value for the Valuation Period which ends immediately preceding the Annuity Starting Date, reduced by any withdrawal charge and any applicable premium tax or similar taxes.

Annuity Starting Date means the date on which the annuity payments are to begin, which is the policy anniversary following the annuitant's 95th birthday.

Due Proof of Death means a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, a written statement by the attending physician or any other proof satisfactory to us.

Executive Officer means the president, executive vice presidents, vice presidents, the corporate secretary or assistant corporate secretary of United of Omaha Life Insurance Company.

Fixed Account means an Investment Option that pays a fixed rate of Interest and that consists of the general account assets of United of Omaha Life Insurance Company.

Guarantee Period means the number of policy years that an Interest Rate in excess of 3% may be applied to a Fixed Account. Any such rate will be guaranteed for the number of years offered in the applicable Fixed Account and will be determined using a procedure approved by our Board of Directors. Any such rate will be set on or prior to the first day of the Guarantee Period.

Interest means the total dollar amount of interest credited to any fixed account balance as a result of the application of an Interest Rate to the fixed account balance for a specified period of time.

Interest Rate means an annualized rate of Interest. (Note: To calculate Interest for any fixed account, we will multiply the fixed account balance by a daily periodic rate which, when compounded daily, will result in the fixed account earning the Interest Rate set in accordance with the applicable provisions of this policy, assuming no withdrawals.)

Investment Options are those investments available under the policy.

Net Asset Value Per Share means the net assets of an investment portfolio divided by the number of shares in the fund.

Net Purchase Payment means a Purchase Payment minus any applicable premium tax.

Our, us, and we means United of Omaha Life Insurance Company, Omaha, Nebraska.

Payee means the person who receives payments under this policy.

Payout Option means any option of payment of Proceeds available under this policy.

Proceeds mean the death benefit, cash surrender value or the Annuity Purchase Value.

Purchase Payment means an amount paid to United of Omaha Life Insurance Company in accordance with the provisions of this policy.

Renewal Period means the 30 days prior to the end of the eighth policy year and every fifth policy year after that.

Rider means a provision added to this policy to expand or limit the benefits payable.

Separate Account means a separate account maintained by us in which a portion of our assets has been allocated for this and certain other policies. It has been designated on the data pages.

Subaccounts mean segregated accounts within the Separate Account which invest in specified investment portfolios we determine to be suitable for this policy's purposes.

Systematic Transfer Account means a Fixed Account used for the Systematic Transfer Enrollment Program.

Valuation Date means each day that the New York Stock Exchange is open for trading.

Valuation Period means the period commencing at the close of business of the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

You and your refer to the owner(s) of this policy.

                               GENERAL PROVISIONS

Consideration
-------------

The consideration for this policy is:

     (a)  the application; and
     (b)  the initial Purchase Payment.

The Entire Contract
-------------------

The entire contract is:

     (a)  this policy;
     (b)  the data pages;
     (c)  any Riders;
     (d)  any endorsements;
     (e)  any amendments; and
     (f)  the signed application, a copy of which is attached.

All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. We will not use any statement to contest this policy or deny a claim unless it is in the application.

Any change of this policy requires the written consent of an Executive Officer. No agent has the authority to change this contract or waive any of its terms.

We may amend this policy in order to qualify it as a tax-deferred annuity under the Internal Revenue Code of 1986, as amended. Any amendments may be effective as of the policy's date of issue.

Delay of Payments
-----------------

We usually will pay any amounts payable from the Separate Account as a result of a partial withdrawal or cash surrender within seven days after we receive your written request at our home office in a form satisfactory to us. We can postpone such payments or any transfers of amounts between Subaccounts or into any Fixed Account if:

     (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings;
     (b)  trading on the New York Stock Exchange is restricted;
     (c) an emergency exists as determined by the Securities Exchange Commission, as a result of which it is not reasonably practical to dispose of securities, or not reasonably practical to determine the value of the net assets of the Separate Account; or
     (d) the Securities Exchange Commission permits delay for the protection of security holders.

The applicable rules of the Securities Exchange Commission will govern as to whether the conditions in (c) or (d) exist.

We may defer payment of partial withdrawals or a cash surrender from a Fixed Account for up to six months from the date we receive your written request.

Incontestability
----------------

We will not contest the validity of this policy after it has been in force during your lifetime two years from the date of issue.

Misstatement of Age or Sex
--------------------------

We may ask for proof of the Age of the annuitant before making any life annuity payment provided by this policy. If the Age or sex of the annuitant has been misstated, the Annuity Starting Date and monthly income will be determined using the correct Age and sex.

If a mistake of Age or sex results in monthly income payments that are too large, the amounts overpaid will be deducted from future payments. If we have made payments that are too small, the amounts underpaid will be added to the next payment. Any adjustments will include 6% Interest.

Nonparticipating
----------------

No dividends will be paid. Neither you nor the beneficiary of this policy will have the right to share in our surplus earnings or profits.

Periodic Reports
----------------

At least quarterly each calendar year, we will send you a statement showing your Accumulation Value as of a date not more than two months prior to the date of mailing. We also will send such statements as may be required by applicable state and federal laws, rules and regulations.

Computations
------------

We have filed a detailed statement of the method used to compute the policy values and benefits with the state in which this policy is delivered. With regard to amounts allocated to the Fixed Accounts, the following are not less than those required by the state in which this policy is delivered:

     (a)  the Accumulation Value;
     (b)  the cash surrender value;
     (c)  the death benefit; and
     (d)  the paid-up annuity benefit.

Policy Dates
------------

Policy years and policy anniversaries are measured from the date of issue shown on the data page.

Taxes
-----

Premium or similar taxes, if any, levied by any unit of government will be deducted as required by state law or when annuity payments begin.

Termination
-----------

This policy will remain in force until:

     (a)  it is surrendered for its full value;
     (b)  all annuity payments have been made; or
     (c)  the death benefit has been paid,

whichever comes first.

If the Accumulation Value is less than $1000, we may cancel this policy upon 60 days notice to you. The cancellation would be considered a full surrender of this policy.

If the value in any Subaccount falls below $500, we reserve the right to transfer the remaining balance, without charge, to the money market Subaccount.

                        OWNER, ANNUITANT AND BENEFICIARY

Owner
-----

The owner is:

     (a)  the annuitant; or
     (b) the person(s) named on the application as owner if different from (a). If joint owners are named on the application, the owner of the policy will be the joint owners. Any reference to owner in the policy includes both owners if joint owners are named.

While alive, only you may exercise the rights under this policy, unless the policy is assigned as described in the Assignment provision. We are not responsible for the validity or effect of any assignment. If there are joint owners, the signatures of both owners are needed to exercise any rights under this policy. If a collateral assignment is made, the collateral assignee will receive the payments under this policy, not the Payee.

Assignment
----------

You may change the owner or pledge this policy as collateral by assigning it. The assignment must be in writing. No assignment will be binding on us until we record and acknowledge it. We are not responsible for the validity or effect of any assignment. The right of any Payee will be subject to a collateral assignment.

If the named beneficiary of this policy is irrevocable, a change of ownership or a collateral assignment may be made only by joint written request from:

     (a)  you; and
     (b)  the irrevocably named beneficiary.

On the Annuity Starting Date you may select a Payee other than yourself, but you retain all rights of ownership unless you sign an absolute assignment.

Death of Owner
--------------

If any owner dies before the Annuity Starting Date;

     (a)  the policy will end; and
     (b)  we will pay the death benefit to the beneficiary.

The death benefit generally must be paid within five years after the date of death. The five-year rule does not apply to any part of the Proceeds which:

     (a) is payable to or for the benefit of an individually named beneficiary or surviving spouse; and
     (b) will be paid over the lifetime or the life expectancy of that named beneficiary or surviving spouse;

as long as payments begin not later than one year after the date of the owner's death.

We will pay out any remaining Proceeds at least as rapidly as under the payment option in effect at the time of the owner's death, if any owner dies:

     (a)  on or after the Annuity Starting Date; and
     (b)  before all of the Proceeds have been paid.

If the owner of this policy is a corporation or other non-individual, the primary annuitant will be treated as the owner of this policy for the purpose of administering the Death of Owner provision. The "primary annuitant" is that individual, the events in the life of whom affect the timing or the amount of the payout under this policy. A change in the primary annuitant will be treated as the death of the owner.

Annuitant
---------

The annuitant is the person upon whose life the annuity payments are based. If the owner is different from the annuitant, the annuitant does not have any rights under this policy.

Death of Annuitant
------------------

If the annuitant is an owner or joint owner, the death of the annuitant will be treated as the death of an owner.

You may name a new annuitant, if:

     (a)  the annuitant is not an owner; and
     (b)  the annuitant dies before the Annuity Starting Date.

If you do not name a new annuitant, you will become the annuitant.

Beneficiary
-----------

The beneficiary is:

     (a) the person(s) or legal entity you name in the application to receive the death benefit and referred to in the policy as the "named beneficiary"; or
     (b) if there are joint owners, the surviving joint owner, regardless of whether a beneficiary was named on the application. If both joint owners die simultaneously, we will pay the death benefit to the named beneficiary.

If the beneficiary is the surviving spouse, the spouse may either:

     (a)  receive the death benefit and the policy will end; or
     (b)  the spouse may continue the policy in force as the owner.

If no beneficiary survives you, we will pay the death benefit to your estate.

Beneficiary Change
------------------

You may change the named beneficiary by sending us a written request, unless the beneficiary is irrevocable. When recorded and acknowledged by us, the change will be effective as of the date you signed the request. The change will not apply to any payments made or other action taken by us before recording.

If the named beneficiary is irrevocable, you may change the beneficiary only by joint written request from you and the named beneficiary.

                               PURCHASE PAYMENTS

Purchase Payments
-----------------

Purchase Payments after the first may be made at any time prior to the Annuity Starting Date but are not required. Purchase Payments are payable at our home office. Upon request, we will send you a receipt signed by an Executive Officer for any Purchase Payment. The minimum subsequent Purchase Payment allowed is shown on the data page.

Allocation of Purchase Payments
-------------------------------

We will allocate Net Purchase Payments to one or more Investment Options according to your instructions. We have the right to allocate the initial Net Purchase Payment to the money market Subaccount as specified in the Right to Return This Policy provision. Thereafter, the Accumulation Value will be allocated to one or more Investment Options.

Changes in the allocation will be effective on the date your written request is received at our home office. The change also will apply to future Purchase Payments.

                              THE SEPARATE ACCOUNT

General Description
-------------------

The name of the Separate Account is shown on the data page. The assets of the Separate Account:

     (a)  are our property; and
     (b) are not charged with the liabilities arising out of any other business we may conduct, except when the assets of the Separate Account exceed the liabilities of the Separate Account arising under the contracts supported by the Separate Account.

Investment Allocations to the Separate Account
----------------------------------------------

The assets of the Separate Account are segregated into a series of Subaccounts. We may, from time to time, add other Subaccounts. In such event you may be allowed to select from these other investment portfolios, limited by the terms and conditions we may impose on such transactions.

We also may substitute other investment portfolios. If required, approval of any such substitution or change of any investment policy will be filed with the insurance department of the state in which this policy is delivered.

Valuation of Assets
-------------------

Assets of each Subaccount will be valued at their net asset value on each Valuation Date.

Transfers Between Subaccounts
-----------------------------

Prior to the Annuity Starting Date, you may transfer all or part of the value in a Subaccount:

     (a)  to another Subaccount; or
     (b)  to the 1-year Fixed Account.

You may make 12 transfers each policy year without charge. We reserve the right to charge a $20 fee for transfers made in excess of the 12 free. Any transfer fee will be deducted from the amount transferred.

The minimum transfer amount is:

     (a)  $500; or
     (b)  the entire amount in the Subaccount if it is less than $500.

The minimum amount that can remain in a Subaccount after a transfer is $500.

We reserve the right, at any time and without prior notice to any party, to limit or modify the transfer privileges described above.

                               THE FIXED ACCOUNTS

General Description
-------------------

The Fixed Accounts include the 1-year Fixed Account, 8-year Fixed Account, 5-year Fixed Account and the Systematic Transfer Account. The Systematic Transfer Account is described in the Systematic Transfer Enrollment Program provision.

Any portion of the Purchase Payments allocated to the Fixed Accounts and transfers to the 1-year Fixed Account under the policy become part of our general account assets. The Fixed Accounts include all of our assets except those assets segregated in Separate Accounts. We maintain sole discretion to invest the assets of the Fixed Accounts, subject to applicable law.

We guarantee that the value in all Fixed Accounts will be credited with an Interest Rate of at least 3%.

1-Year Fixed Account
--------------------

The current Interest Rate credited to the 1-year Fixed Account is guaranteed for one policy year.

An Interest adjustment will not apply to a cash surrender or partial withdrawals made from the 1-year Fixed Account.

Additional Purchase Payments may be added to the 1-year Fixed Account at any time the policy is in force.

8-Year Fixed Account
--------------------

The Guarantee Period for the 8-year Fixed Account is the first eight policy years.

This account is available only at the time of application.

An Interest adjustment may be applied as described in the Interest Adjustment provision if you request a partial withdrawal from this account or upon cash surrender.

You may not allocate any Purchase Payments or transfer any amounts to the 8-year Fixed Account after the initial Purchase Payment.

During the Renewal Period, you must transfer the value in this account to:

     (a)  the 1-year Fixed Account;
     (b)  the 5-year Fixed Account; or
     (c)  any of the Subaccounts.

We will notify you prior to the Renewal Period that the value in this account must be transferred. In the absence of directions from you, the value will be moved to the 5-year Fixed Account.

5-Year Fixed Account
--------------------

The Guarantee Period for the 5-year Fixed Account is five consecutive policy years.

At the end of any 5-year Guarantee Period, another 5-year Guarantee Period will begin and withdrawal charges will continue unless you have, within the Renewal Period requested, in writing, a cash surrender.

We will notify you of the Interest Rate in effect for the next 5-year Guarantee Period prior to the Renewal Period.

This account is available after the end of the eighth policy year. We will accept additional Purchase Payments into the 5-year Fixed Account only during the Renewal Period. We will allocate additional Purchase Payments made during the Renewal Period to the 1-year Fixed Account until the first day of the next 5-year Guarantee Period.

An Interest adjustment may be applied as described in the Interest Adjustment provision if you request a partial withdrawal from this account or upon cash surrender.

Transfers From the Fixed Accounts
---------------------------------

You may transfer part of the value in the available Fixed Accounts to the Subaccounts once each policy year. The maximum that may be transferred is 10% of the value in each of the Fixed Accounts on the date of the transfer. These transfers do not count toward the 12 free transfers allowed each policy year.

We reserve the right to waive the 10% annual restriction on transfers from the Fixed Accounts. In the event this restriction is waived for amounts in the 5-year or 8-year Fixed Accounts, the Interest Adjustment will apply to any amount that is transferred in excess of the 10% limit.

We reserve the right to defer transfers from the Fixed Accounts to the Subaccounts for up to six months from the date we receive your written request.

You may transfer amounts from the Subaccounts to the 1-year Fixed Account at any time. However, we reserve the right to restrict transfers back to the 1-year Fixed Account for up to six months immediately following a transfer to the Subaccounts. Transfers are not allowed to the 8-year or any 5-year Fixed Accounts.

                        ALLOCATION AND TRANSFER OPTIONS

Asset Allocation Program
------------------------

Under this program, you may instruct us to allocate Purchase Payments and Accumulation Value among the Subaccounts and the 1-year Fixed Account:

     (a)  according to your instructions; or
     (b)  according to instructions we recommend.

We will allocate your Purchase Payments and transfer Accumulation Value among the Investment Options to maintain conformity with current instructions. This "rebalances" your investments.

At the time the program begins, there must be at least $10,000 of value in the applicable Subaccount or the 1-year Fixed Account.

You may choose to rebalance:

     (a)  once every three months;
     (b)  twice a year; or
     (c)  once a year.

Transfers made in accordance with this program will not be counted toward the 12 free transfers allowed each policy year.

You may choose the program at the time of application or at a later date. You may change your allocation percentages or stop the program by sending us written notice. There is no charge for participation in this program.

Dollar Cost Averaging Program
-----------------------------

Under this program, you may instruct us to automatically transfer, on a periodic basis, a predetermined amount or percentage you specify. The automatic transfers will be made from any one Subaccount or the 1-year Fixed Account to any other Subaccount.

Automatic transfers can occur:

     (a)  once a month;
     (b)  once every three months;
     (c)  twice a year; or
     (d)  once a year.

The amount transferred each time must be at least $100 and at least $50 per Subaccount. At the time the program begins there must be:

     (a) at least $5000 of value in the applicable Subaccount or the 1-year Fixed Account; or
     (b)  enough to cover one year's transfers.

If transfers are made from the 1-year Fixed Account, the maximum annual transfer amount is 10% of that account's value at the time of election.

There is no maximum transfer amount applicable to Subaccounts.

You may choose the program at the time of application or at a later date. Transfers will begin as you specify. If the date you specify is not a Valuation Date, then the transfer will be processed on the next following Valuation Date. The program will end:

     (a)  when the number of transfers you have specified have been made; or
     (b) when the value in the applicable Subaccount or the 1-year Fixed Account is less than $500.

You may increase or decrease the amount or percentage of the transfers or stop the program by sending us written notice. There is no charge for participation in this program.

Systematic Transfer Enrollment Program
--------------------------------------

You may choose this program:

     (a)  at application or at any time during the first seven policy years; and
     (b)  at any time there are no funds in the Systematic Transfer Account.

A predetermined dollar amount will automatically transfer on a monthly basis from the Systematic Transfer Account to Subaccounts that are chosen at the time you deposit funds into the Systematic Transfer Account.

The allocation and the predetermined dollar amount may not be changed after you deposit funds into the Systematic Transfer Account.

You must transfer all of the funds from the Systematic Transfer Account to the Subaccounts within 13 months of deposit. These transfers do not count toward the 12 free transfers allowed each year.

You may not transfer funds to the Systematic Transfer Account. There is no charge for participation in this program.

                                    VALUES

Accumulation Value of the Policy
--------------------------------

On the date of issue the Accumulation Value is equal to:

     (a)  the initial Purchase Payment; less
     (b)  any applicable premium taxes.

On any Valuation Date after the date of issue, the Accumulation Value is equal to:

     (a)  the total of your values in each Subaccount; plus
     (b)  the total of the values in all Fixed Accounts.

Subaccount Accumulation Unit
----------------------------

Each Net Purchase Payment is converted into Accumulation Units by dividing it by the Accumulation Unit value for the Valuation Period during which the Net Purchase Payment is allocated to the Separate Account. The initial Accumulation Unit value for each Subaccount was set when the Subaccount was established. The Accumulation Unit value may increase or decrease from one Valuation Date to the next.

The Accumulation Unit value for a Subaccount on any Valuation Date equals:

     (a) the value of the Accumulation Unit as of the last Valuation Date; multiplied by
     (b) the net investment factor for the Subaccount as of the current Valuation Date.

The net investment factor is figured by dividing (a) by (b), then subtracting
(c) from the result.  The values of (a), (b) and (c) are defined as follows:

     (a)  is the net result of:

          (1) the Net Asset Value Per Share held in a Subaccount as of the current Valuation Date; plus

          (2) a per share amount of any dividend or capital gain distributed by the applicable investment portfolio on that day; plus

          (3) a credit or charge for any taxes we incurred since the previous Valuation Date that were charged to the operation of the Subaccount.

     (b) is the Net Asset Value Per Share held in the Subaccount as of the previous Valuation Date.
     (c) is the asset charge factor that reflects the mortality and expense risk charge, any applicable administrative expense charge and any applicable Rider charges.

The Value of the Subaccounts
----------------------------

The value of each Subaccount on any Valuation Date is equal to:

     (a)  the value at the end of the previous Valuation Period; plus
     (b) the purchase or transfer of Accumulation Units into the Subaccount on that Valuation Date; minus
     (c) the cancellation or transfer of Accumulation Units out of the Subaccount on that Valuation Date; the result multiplied by
     (d)  the current unit value.

The Value of the Fixed Accounts
-------------------------------

The value of any Fixed Account on any Valuation Date is equal to:

     (a)  the value at the end of the previous Valuation Period; plus
     (b) any Net Purchase Payments credited since the previous Valuation Period; plus
     (c) any transfers from the Subaccounts to the Fixed Account since the previous Valuation Period; minus
     (d) any transfers from the Fixed Account to the Subaccounts since the previous Valuation Period; minus
     (e) any partial withdrawal, withdrawal charge, Interest adjustment and policy charges taken from the Fixed Account since the end of the previous Valuation Period; plus
     (f)  Interest credited on the balance.

Systematic Transfer Account
---------------------------

The value of the Systematic Transfer Account on any Valuation Date is equal to:

     (a)  the value at the end of the preceding Valuation Period; plus
     (b) any Net Purchase Payments credited since the end of the previous Valuation Period; minus
     (c) any transfers from the Systematic Transfer Account to the Subaccounts since the end of the previous Valuation Period; plus
     (d)  Interest credited on the balance.

The Interest Rate credited to the Systematic Transfer Account is set on the date of issue of the policy and will not be changed.

Standard Credit Provision
-------------------------

Beginning in the ninth policy year, we will add a credit to your Accumulation Value at the start of each Guarantee Period. The credit will be allocated in the same proportion as the Accumulation Value is allocated at the time the credit is added.

The credit will be calculated as follows:

     (a) the Accumulation Value as of the last day of the previous Guarantee Period; multiplied by
     (b)  2.5%.

There is no charge to receive the credits provided for in this provision.

Death Benefit
-------------

The death benefit is the amount payable to the beneficiary if any owner dies before the Annuity Starting Date. We will deduct any applicable premium taxes from the death benefit payable.

During the first eight policy years, the death benefit equals the greater of (a) or (b) below.

     (a) The Accumulation Value as of the end of the Valuation Period during which we receive Due Proof of Death and an election of a Payout Option.
     (b) The sum of the Net Purchase Payments, reduced proportionally by any partial withdrawals.

We will reset the death benefit:

     (a)  on the eighth policy anniversary; and
     (b) at the start of each subsequent Guarantee Period that begins before your 76/th/ birthday.

This reset death benefit will be the greatest of:

     (a) the Accumulation Value as of the end of the Valuation Period during which we receive Due Proof of Death and an election of a Payout Option;
     (b) the sum of the Net Purchase Payments, reduced proportionally by any partial withdrawals; or
     (c) the Accumulation Value as of the most recent reset date, reduced proportionally by any partial withdrawals.

A partial withdrawal will reduce the death benefit in the same proportion that the Accumulation Value was reduced on the date of the withdrawal. For each withdrawal, the reduction is calculated by multiplying the death benefit by a fraction. The numerator is the amount of the partial withdrawal. The denominator is the Accumulation Value immediately prior to the withdrawal.

                                    CHARGES

Policy Charges
--------------

The following charges are deducted under the policy:

     (a) Annual Policy Fee -- The annual charge is shown on the data pages. It is deducted from the Accumulation Value on the last Valuation Date of each policy year or on a full surrender, if between policy anniversaries. The annual policy fee is deducted from the Subaccounts on a pro rata basis by canceling Accumulation Units.
     (b) Administrative Expense Charge - If applicable, a charge equal, on an annual basis, to the amount shown on the data pages. The administrative expense charge compensates us for some of the costs associated with the administration of this policy and the Separate Account.
     (c) Mortality and Expense Risk Charge - A charge equal, on an annual basis, to the amount shown on the data pages. The mortality and expense risk charge compensates us for assuming the mortality and expense risks under this policy.
     (d) Rider Charge(s) - If applicable, charge(s) equal, on an annual basis, to the amounts shown on the data pages. The Rider charge(s) provide additional policy benefits as described in the elected rider(s).
     (e) Transfer Charge - If applicable, a transfer charge is deducted from the amount transferred on the date a transfer is made in excess of the 12 free transfers as described in the Transfers Between Subaccounts provision.
     (f) Other - Depending on Subaccount choices, other charges may apply, such as management fees or other expenses.

Withdrawal Charges
------------------

The withdrawal charge percentage will be calculated as follows:

     (a)  the partial withdrawal or cash surrender amount; muliplied by
     (b) the applicable percentage listed on the data pages according to the policy year in which the withdrawal or surrender is made.

The withdrawal charge will not apply:

     (a)  to the death benefit as described in the Death Benefit provision;
     (b) to any amounts available for withdrawal under the 10% Withdrawal Amount provision;
     (c)  during any Renewal Period;
     (d)  when the Waiver of Withdrawal Charges provision is exercised;
     (e) to a qualified plan required minimum distribution amount which is based solely on the Accumulation Value of this policy; or
     (f) to amounts you paid in excess of the allowable tax deduction that we refund to you.

Interest Adjustment
-------------------

If you request a cash surrender or partial withdrawal of amounts in the 5-year or 8-year Fixed Accounts, an Interest adjustment factor may be applied in determining the cash surrender or partial withdrawal amount. The amount of the Interest adjustment may increase or decrease your cash surrender value or partial withdrawal amount. In no event will the Interest adjustment result in a credited Interest Rate of less than 3%.

The increase or decrease in the cash surrender value or partial withdrawal amount due to the Interest adjustment will never exceed, in the positive or negative direction, the amount of any excess Interest earned from the beginning of the current Guarantee Period to the date of your request. The Interest adjustment is limited to the excess Interest earned on the amount being withdrawn. For purposes of this provision, excess Interest means the dollar amount of Interest earned:

     (a) from the beginning of the current Guarantee Period to the date of your request; and
     (b) exceeds the amount of Interest that would have been earned for that period had the Interest Rate been the guaranteed minimum Interest Rate of 3%.

At the time of cash surrender or partial withdrawal:

     (a) if the Interest Rate for new policies is higher than the Interest Rate guaranteed for the current Guarantee Period, the Interest adjustment will usually decrease the cash surrender or partial withdrawal amount; or
     (b) if, at the time of cash surrender or partial withdrawal, the Interest Rate for new policies is lower than the Interest Rate guaranteed for the current Guarantee Period, the Interest adjustment will usually increase the cash surrender or partial withdrawal amount.

An Interest adjustment factor is calculated as follows:

     (a) the guaranteed Interest Rate for the current Guarantee Period minus the guaranteed Interest Rate being credited to new policies; minus
     (b)  .25%; multiplied by
     (c) the number of months left before the end of the current Guarantee Period; divided by
     (d)  12; plus

     (e)  100%.

An Interest adjustment will not be applied:

     (a)  to the death benefit as described in the Death Benefit provision;
     (b) to any amounts available for withdrawal under the 10% Withdrawal Amount provision;
     (c)  during any Renewal Period;
     (d)  when the Waiver of Withdrawal Charges provision is exercised;
     (e) to a qualified plan required minimum distribution amount which is based solely on the Accumulation Value of this policy;
     (c) to amounts you paid in excess of the allowable tax deduction that we refund to you; or
     (d)  after the Annuity Starting Date.

                    PARTIAL WITHDRAWALS AND CASH SURRENDER

General Description
-------------------

You may withdraw all or part of the Accumulation Value prior to the Annuity Starting Date. The minimum withdrawal amount is $500.

We may defer withdrawals from the Fixed Accounts for up to six months from the date your written request is received at our home office.

Partial Withdrawals
-------------------

A partial withdrawal will be deducted from the Accumulation Value on the date we receive your written request for partial withdrawal at our home office.

Partial withdrawals may be subject to a withdrawal charge. The withdrawal charge percentages are shown on the data pages.

An Interest adjustment, as described in the Interest Adjustment provision, may be applied:

     (a)  to amounts withdrawn from the 5-year and 8-year Fixed Accounts; and
     (b)  may be in addition to any applicable withdrawal charge.

Partial withdrawals will result in cancellation of Accumulation Units from each applicable Subaccount. In the absence of instructions from you, amounts will be deducted from the Subaccounts and the 1-year Fixed Account on a pro rata basis. No more than a pro rata amount (or 10% of the Fixed Account, whichever is less) may be withdrawn from the Fixed Accounts for any partial withdrawal. Only one partial withdrawal per year is allowed out of the Fixed Accounts.

10% Withdrawal Amount
---------------------

Any withdrawal charges and any Interest adjustments will not apply to any amounts withdrawn under this provision. You may withdraw up to 10% of the Accumulation Value in each policy year prior to the Annuity Starting Date.

This 10% withdrawal amount will be calculated as of the date of the first withdrawal for the policy year.

You are not required to withdraw the 10% withdrawal amount at one time during a policy year. If multiple withdrawals are made in the same policy year, the amount of any withdrawal that qualifies under this provision will be calculated as follows:

     (a) the 10% withdrawal amount calculated as of the date of the first withdrawal of the policy year; minus
     (b)  the amount of any previous withdrawals in that policy year; plus
     (c) 10% of the Interest earned on the Accumulation Value since the date the last withdrawal was made under this provision in the same policy year.

Waiver of Withdrawal Charges
----------------------------

Confinement to a Hospital or Nursing Home - We will waive any applicable withdrawal charges and any Interest adjustment if any owner is confined at the recommendation of a physician for medically necessary reasons for at least 30 consecutive days to:

     (a) a hospital licensed or recognized as a general hospital by the proper authority of the state in which it is located;
     (b) a hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals;
     (c)  a place certified as a hospital by Medicare;
     (d) a nursing home licensed by the state having a registered nurse or licensed practical nurse on duty 24 hours a day; or
     (e)  a place certified by Medicare as a long-term care facility.

You must provide proof of confinement and request the partial withdrawal or cash surrender no later than 91 days after the last day of confinement.

You are not eligible for this waiver if any owner was confined to a nursing home or hospital as defined above on this policy's date of issue.

Systematic Withdrawal Program
-----------------------------

You can instruct us to make automatic, periodic withdrawals of a predetermined dollar amount or fixed percentage of the Accumulation Value under this program. Systematic withdrawals may be made:

     (a)  once a month;
     (b)  once every three months;
     (c)  twice a year; or
     (d)  once a year.

The minimum systematic withdrawal amount is $100. The "Request for Systematic Withdrawal" form must specify a date for the first payment. This date must be at least 30 days, but not more than 90 days, after the date of your request.

You may specify systematic withdrawals to be made from the Subaccounts and the 1-year Fixed Account. No more than a pro rata amount may be withdrawn from the 1-year Fixed Account. If you do not specify the accounts from which withdrawals will be taken, we will make systematic withdrawals pro rata from each Subaccount and the 1-year Fixed Account.

Systematic withdrawals are subject to the same conditions described in the Partial Withdrawals provision.

Cash Surrender
--------------

If you request a cash surrender, you must return the policy to us to receive the cash surrender value. The cash surrender value equals:

     (a) the Accumulation Value at the end of the Valuation Period in which your written request is received at our home office; minus
     (b) any amounts not previously withdrawn under the 10% Withdrawal Amount provision; the result multiplied by
     (c) if applicable, the Interest adjustment factor as described in the Interest Adjustment provision; the result multiplied by
     (d)  1 minus the applicable withdrawal charge percentage; plus
     (e) any part of the 10% withdrawal amount not previously withdrawn in the current policy year.

                          PAYMENT OF POLICY PROCEEDS

General Conditions
------------------

On the Annuity Starting Date, you must choose any combination of the Payout Options shown in the policy. If you do not choose an option, Option 4 with a guaranteed period of 10 years will be the automatic option.

A beneficiary may also have the death benefit applied to a Payout Option. If the beneficiary does not choose an option within 60 days of the date we receive Due Proof of Death, we will make payment in a lump sum.

If the option chosen provides for periodic income payments, the payments will begin on the Annuity Starting Date. We will pay the Proceeds in one sum;

     (a)  when the Proceeds are less than $2,000; or
     (b) when the option of payment chosen would result in periodic payments of less than $20.

Payees must be individuals who receive payments in their own behalf unless we agree to another arrangement. Any option chosen will be effective when we acknowledge it.

We may require proof of your Age or survival, or the Age or survival of the annuitant.

The guaranteed Interest Rate used in these options is 3%. Using a procedure approved by our board of directors, we may pay or credit Interest in excess of 3% annually.

Payout Options
--------------

1.   Proceeds Held on Deposit at Interest

     While the Proceeds are held by us, we will annually pay Interest to the Payee or add Interest to the Proceeds.

2.   Income of a Specified Amount

     We will pay the Proceeds in payments of a specified amount until the Proceeds with Interest have been fully paid.

3.   Income for a Specified Period

     We will pay the Proceeds in payments for the number of years you choose. The monthly incomes for each $1,000 of Proceeds are shown in the following table. These amounts include Interest. We will provide the income amounts for payments other than monthly upon request.


                        =============================================================
                         Years      Monthly    Years     Monthly    Years    Monthly
                         Chosen     Income     Chosen    Income     Chosen   Income
                        -------------------------------------------------------------
                          1         $84.47        8      $11.68       15      $6.87
                          2          42.86        9       10.53       16       6.53
                          3          28.99       10        9.61       17       6.23
                          4          22.06       11        8.86       18       5.96
                          5          17.91       12        8.24       19       5.73
                          6          15.14       13        7.71       20       5.51
                          7          13.16       14        7.26
                       =============================================================

4.   Lifetime Income

     We will pay the Proceeds as a monthly income for as long as the annuitant lives. The following guarantees are available:

     (a) Guaranteed Period - We will pay the monthly income for a minimum of 10 years and as long thereafter as the annuitant lives; or
     (b) Guaranteed Amount - We will pay the monthly income until the sum of all payments equals the Proceeds placed under this option and as long thereafter as the annuitant lives.

     We will compute the income amount using one of the following bases:

     (a) the Lifetime Monthly Income Table shown in this policy, which is based on the 2000a Mortality Table and Interest at 3%; or
     (b) if more favorable to the Payee, our then current lifetime monthly rates for payment of policy Proceeds.

5.   Lump Sum

     We will pay the Proceeds in one sum.

6.   Alternative Schedule

     Upon request, and if available, we will provide payments for other options, including joint and survivor periods.

You may obtain additional information about any of the options by contacting us.

                   Lifetime Monthly Income Table for Option 4
                   Monthly Income for Each $1,000 of Proceeds

============================================================================================================================
  Age Last      Guaranteed     Guaranteed    Age Last   Guaranteed     Guaranteed    Age Last   Guaranteed     Guaranteed
  Birthday        Period         Amount      Birthday     Period         Amount      Birthday     Period         Amount
             --------------- --------------            ------------- --------------            ------------- ---------------
  of Payee     Male   Female  Male   Female  of Payee  Male   Female  Male   Female  of Payee  Male   Female  Male   Female
------------ ------- ------- ------ -------  --------- ----- ------- ------ -------  --------  ----- ------- ------ --------
   7 and
   under      $2.80   $2.75  $2.80   $2.75
     8         2.82    2.76   2.81    2.76      34     $3.31  $3.19  $3.29   $3.18      60     $4.88   $4.54  $4.65  $4.36
     9         2.83    2.77   2.82    2.77      35      3.34   3.22   3.32    3.20      61      4.99    4.63   4.74   4.45
    10         2.84    2.78   2.83    2.78      36      3.38   3.24   3.35    3.23      62      5.11    4.73   4.84   4.54
    11         2.85    2.79   2.78    2.79      37      3.41   3.27   3.35    3.26      63      5.22    4.84   4.94   4.64
    12         2.86    2.80   2.86    2.80      38      3.45   3.30   3.42    3.29      64      5.35    4.95   5.04   4.75

    13         2.88    2.82   2.87    2.81      39      3.49   3.34   3.42    3.32      65      5.49    5.07   5.15   4.84
    14         2.89    2.83   2.88    2.82      40      3.53   3.37   3.46    3.35      66      5.62    5.20   5.28   4.96
    15         2.90    2.84   2.90    2.84      41      3.57   3.41   3.53    3.34      67      5.77    5.33   5.40   5.09
    16         2.92    2.85   2.91    2.85      42      3.62   3.44   3.57    3.42      68      5.91    5.47   5.52   5.20
    17         2.93    2.87   2.93    2.86      43      3.66   3.48   3.59    3.46      69      6.07    5.62   5.67   5.32

    18         2.95    2.88   2.94    2.88      44      3.71   3.52   3.63    3.46      70      6.23    5.78   5.80   5.45
    19         2.97    2.89   2.96    2.89      45      3.76   3.57   3.67    3.54      71      6.39    5.94   5.95   5.61
    20         2.98    2.91   2.97    2.90      46      3.81   3.61   3.73    3.58      72      6.56    6.11   6.11   5.77
    21         3.00    2.92   2.99    2.92      47      3.87   3.66   3.78    3.59      73      6.73    6.29   6.28   5.91
    22         3.02    2.94   3.01    2.93      48      3.92   3.71   3.83    3.63      74      6.90    6.48   6.45   6.09

    23         3.04    2.96   3.03    2.95      49      3.99   3.76   3.89    3.68      75      7.08    6.67   6.63   6.29
    24         3.06    2.97   3.05    2.97      50      4.05   3.81   3.94    3.77      76      7.25    6.86   6.83   6.47
    25         3.08    2.99   3.07    2.93      51      4.11   3.87   4.00    3.79      77      7.43    7.06   7.03   6.65
    26         3.10    3.01   3.09    3.00      52      4.18   3.93   4.07    3.84      78      7.60    7.26   7.26   6.89
    27         3.12    3.03   3.11    3.02      53      4.25   3.99   4.13    3.91      79      7.78    7.46   7.47   7.13

    28         3.15    3.05   3.13    3.04      54      4.33   4.06   4.18    3.97      80      7.94    7.66   7.70   7.34
    29         3.17    3.07   3.16    3.06      55      4.41   4.13   4.25    4.03      81      8.11    7.85   7.95   7.60
    30         3.20    3.09   3.18    3.08      56      4.49   4.20   4.32    4.10      82      8.27    8.04   8.22   7.89
    31         3.22    3.11   3.21    3.06      57      4.58   4.28   4.39    4.17      83      8.42    8.23   8.49   8.16
    32         3.25    3.14   3.19    3.13      58      4.68   4.36   4.47    4.22      84      8.56    8.39   8.77   8.45
    33         3.28    3.16   3.26    3.15      59      4.78   4.44   4.56    4.30      85      8.69    8.56   9.07   8.78
                                                                                     and over
============================================================================================================================

This is a flexible payment, deferred variable annuity. The policy's Accumulation
                                                       -------------------------
Value is based on the investment experience of the Investment Options you
-------------------------------------------------------------------------
select, and may increase or decrease daily. The dollar amount of any amounts
----------------------------------------------------------------------------
allocated to the Subaccounts is not guaranteed. No dividends are payable.
-----------------------------------------------